EXHIBIT 99.1

THIRD AMENDMENT

TO THE

SECOND AMENDED AND RESTATED 1998 EQUITY PARTICIPATION PLAN

OF

KIMCO REALTY CORPORATION

Kimco Realty Corporation, a Maryland corporation (the “Company”), has previously adopted the Second Amended and Restated 1998 Equity Participation Plan of Kimco Realty Corporation (as amended from time to time, the “Plan”).  Section 10.2 of the Plan allows the Board of Directors of the Company or the Executive Compensation Committee thereof to amend the Plan in certain respects at any time or from time to time.

In order to amend the Plan in certain respects, this Third Amendment to the Plan has been adopted by a resolution of the Executive Compensation Committee of the Board of Directors of the Company on April 24, 2008.  This Third Amendment to the Plan, together with the Plan, as amended by the First Amendment to the Plan dated February 4, 2008, and the Second Amendment to the Plan dated March 26, 2008 (the Second Amendment subject to stockholder approval), constitutes the entire Plan as amended to date.

1.

Section 2.2 of the Plan is hereby amended and restated in its entirety to read as follows:

“If any Option, or other right to acquire shares of Common Stock under any other Award under the Plan, expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by this Plan, the number of shares subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1.  Furthermore, any shares subject Awards which are adjusted pursuant to Section 10.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1.  Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 7.4 or 7.5 hereof, such shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1.”

2.

All other provisions of the Plan shall continue in full force and effect as therein provided, except that to the extent that any provision of the Plan shall conflict with this Amendment, the provisions of this Amendment shall control.

* * * * * * * *

I hereby certify that the foregoing Third Amendment was duly adopted by the Executive Compensation Committee of the Board of Directors of Kimco Realty Corporation on April 24, 2008.

* * * * *

Executed April 24, 2008.

KIMCO REALTY CORPORATION

By:	/s/ Michael V. Pappagallo
Name:	Michael V. Pappagallo
Title:	Executive Vice President
and Chief Financial Officer